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                                                                  EXHIBIT (m)(2)

                        VAN KAMPEN LIFE INVESTMENT TRUST
                            VAN KAMPEN [ ] PORTFOLIO

                          FORM OF AMENDED AND RESTATED
                                  SERVICE PLAN

         The plan set forth below (the "Service Plan") for the VAN KAMPEN [ ] PORTFOLIO (the "Portfolio"), a series of the VAN KAMPEN LIFE INVESTMENT TRUST, describes the material terms and conditions under which assets of the Portfolio may be used to compensate the Portfolio's principal underwriter, within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), brokers, dealers and other financial intermediaries (collectively "Financial Intermediaries") for providing personal services to shareholders and/or the maintenance of shareholder accounts with respect to Class II Shares of beneficial interest (the "Class II Shares").

         The Portfolio has adopted this Service Plan pursuant to which the Portfolio is authorized to expend on an annual basis a portion of its average net assets attributable to its Class II Shares for providing personal services to shareholders and/or the maintenance of shareholder accounts. The Portfolio also has entered into a distribution and services agreement (the "Distribution and Services Agreement") with Van Kampen Portfolios Inc. (the "Distributor"), pursuant to which the Distributor acts as agent on behalf of the Portfolio in connection with the implementation of the Service Plan and acts as the principal underwriter with respect to Class II Shares. The Distributor may enter into Shareholder Servicing Agreements (the "Service Agreements") with brokers, dealers and other financial intermediaries ("Financial Intermediaries") in order to implement this Service Plan.

         1. The Portfolio hereby is authorized to pay a service fee with respect to its Class II Shares to any Financial Intermediary who provides personal services to shareholders and/or maintains shareholder accounts in an annual amount not to exceed 0.25% of the average annual net asset value of the Class II Shares maintained in the Portfolio by such person that were sold on or after the date on which this Service Plan was first implemented. The aggregate annual amount of all such payments with respect to Class II Shares may not exceed 0.25% of the Portfolio's average annual net assets attributable to its Class II Shares sold on or after the date on which this Service Plan was first implemented and maintained in the Portfolio more than one year.

         2. Payments pursuant to this Service Plan may be paid or prepaid on behalf of the Portfolio by the Distributor acting as the Portfolio's agent.

         3. Payments by the Portfolio to the Distributor pursuant to this Service Plan shall not be made more often than monthly upon receipt by the Portfolio of a separate written expense report with respect to Class II Shares setting forth the expenses qualifying for such reimbursement allocated to Class II Shares and the purposes thereof.



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         4. In the event that amounts payable hereunder with respect to a class of Shares do not fully reimburse the Distributor for pre-paid service fees, such unreimbursed service fee expenses will be carried forward and paid by the Portfolio hereunder in future years so long as this Service Plan remains in effect, subject to applicable laws and regulations. Reimbursements for service fee related expenses payable hereunder with respect to Class II Shares may not be used to subsidize services provided with respect to any other class of Shares.

         5. The Portfolio shall not compensate the Distributor, and neither the Portfolio nor the Distributor shall compensate any Financial Intermediary, for any service related expenses incurred with respect to Class II Shares prior to the later of (a) the implementation of this Service Plan with respect to such class of Shares or (b) the date that such Financial Intermediary enters into a Service Agreement with the Distributor.

         6. The Portfolio hereby authorizes the Distributor to enter into Service Agreements with certain Financial Intermediaries to provide compensation to such Financial Intermediaries for activities and services of the type referred to in Paragraph 1 hereof. Prior to the implementation of a Service Agreement, such agreement shall be approved by a majority of the Board of Trustees of the Portfolio and a majority of the Disinterested Trustees (within the meaning of the 1940 Act) by a vote cast in person at a meeting called for the purpose of voting on such Service Agreements. Such Service Agreements shall provide that the Financial Intermediaries shall provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Paragraphs 3 and 8 hereof.

         7. Subject to the provisions of this Service Plan, the Portfolio is hereby authorized to pay a service fee to any person that is not an "affiliated person" or "interested person" of the Portfolio or its "investment adviser" or "principal underwriter" (as such terms are defined in the 1940 Act) who provides any of the foregoing services for the Portfolio. Such fee shall be paid only pursuant to written agreements between the Portfolio and such other person the terms of which permit payments to such person only in accordance with the provisions of this Service Plan and which have the approval of a majority of the Disinterested Trustees by vote cast separately with respect to Class II Shares and cast in person at a meeting called for the purpose of voting on such written agreement.

         8. The Portfolio and the Distributor shall prepare separate written reports for Class II Shares and shall submit such reports to the Portfolio's Board of Trustees on a quarterly basis summarizing all payments made by them with respect to Class II Shares pursuant to this Service Plan and the agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Trustees or the Disinterested Trustees may reasonably request from time to time, and the Board of Trustees shall review such reports and other information.


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         9. This Service Plan may be terminated with respect to Class II Shares without penalty at any time by a majority of the Disinterested Trustees or by a "majority of the outstanding voting securities" of the Class II Shares of the Portfolio.

         10. This Service Plan shall become effective upon its approval by (a) a majority of the Board of Trustees and a majority of the Disinterested Trustees by vote cast separately with respect to Class II Shares cast in person at a meeting called for the purpose of voting on this Service Plan, and (b) with respect to Class II Shares, a "majority of the outstanding voting securities" (as such phrase is defined in the 1940 Act) of Class II Shares.

         11. This Service Plan and any agreement contemplated hereby shall continue in effect beyond the first anniversary of its adoption by the Board of Trustees of the Portfolio only so long as (a) its continuation is approved at least annually in the manner set forth in clause (a) of paragraph 10 above and
(b) the selection and nomination of those Trustees of the Portfolio who are not "interested persons" of the Portfolio are committed to the discretion of such Trustees.

         12. This Service Plan may not be amended to increase materially the maximum amounts permitted to be expended hereunder except with the approval of a "majority of the outstanding voting securities" of the Class II Shares of the Portfolio. This Service Plan may not be amended in any material respect except with the approval of a majority of the Disinterested Trustees. Amendments required to conform this Service Plan to changes in the 1940 Act, the rules and regulations thereunder or the conduct rules of the NASD shall not be deemed to be material amendments.

         The Trustees of the Portfolio have adopted this Service Plan as trustees under the Declaration of Trust of the Life Investment Trust and the policies of the Portfolio adopted hereby are not binding upon any of the Trustees or shareholders of the Portfolio individually, but bind only the trust estate.

Amended and Restated
May 23, 2002


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